EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ENDRA Life Sciences Inc. (the “Company”) on Form S-8 of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 30, 2022, relating to the consolidated financial statements of ENDRA Life Sciences Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of ENDRA Life Sciences Inc. for the year ended December 31, 2021.

/s/ RBSM LLP

RBSM LLP

New York, NY

March 30, 2022